Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

JUNIOR PARTICIPATING PREFERRED STOCK, SERIES A

OF

NAVISTAR INTERNATIONAL CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Navistar International Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: that the Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of the Corporation establishing 110,000 shares of the Junior Participating Preferred Stock, Series A, of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on July 23, 2007 (the “Certificate of Designation, Preferences and Rights”).

SECOND: that at a meeting of the Board of Directors of the Corporation on June 17, 2012, resolutions were duly adopted setting forth the proposed elimination of the Junior Participating Preferred Stock, Series A, of the Corporation as set forth below:

RESOLVED, that, the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Junior Participating Preferred Stock, Series A of the Corporation are outstanding, and that, as of the effective time of such certificate, none will be outstanding or be issued pursuant to the Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of the Corporation governing such series, originally filed by the Corporation with the Secretary of State of the State of Delaware on July 23, 2007, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof.

THIRD: that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Designation, Preferences and Rights is hereby amended, to eliminate all reference to the Junior Participating Preferred Stock, Series A, of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 20th day of June, 2012.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Corporate Secretary